UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2021

Translate Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38550	61-1807780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 Hartwell Avenue Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 945-7361

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c) On March 18, 2021, the Board of Directors (the “Board”) of Translate Bio, Inc. (the “Company”) appointed Everett Rand Sutherland, M.D. to serve as the Company’s President, effective as of Dr. Sutherland’s first date of employment with the Company, which commenced on March 22, 2021. Effective as of the commencement of employment of Dr. Sutherland, Ronald C. Renaud, Jr., the Company’s current Chief Executive Officer, President and principal financial officer, shall no longer serve as the Company’s President. Mr. Renaud will continue to serve as the Company’s Chief Executive Officer and principal financial officer and as a member of the Board.

Dr. Sutherland, age 51, previously served at Sanofi Genzyme from February 2014, serving most recently as Global Head of Medical Affairs from May 2018, and prior to that Head of the Rare Diseases Development therapeutic area. Dr. Sutherland led clinical development and medical affairs teams to develop and launch medicines for lysosomal storage diseases, rare blood and other genetic diseases, and pulmonary and immunological diseases. Prior to joining Sanofi, from July 2001 Dr. Sutherland was a faculty member at the University of Colorado and from July 2009 Chief of Pulmonary and Critical Care Medicine at National Jewish Health in Denver, where he cared for patients and led an NIH-funded clinical and translational research program focused on severe asthma and other complicated pulmonary diseases. Dr. Sutherland earned a B.A. from Oberlin College, an M.P.H. from the Harvard School of Public Health, and his M.D. from the University of Chicago. He completed his post-doctoral training in Internal Medicine at the University of California, San Francisco and completed a fellowship in Pulmonary and Critical Care Medicine at the University of Colorado.

Pursuant to the employment agreement between Dr. Sutherland and the Company (the “Sutherland Employment Agreement”), Dr. Sutherland will be entitled to receive the following compensation: (i) a base salary of $485,000; (ii) an annual cash discretionary bonus up to 45% of his base salary; (iii) an initial option grant to purchase 300,000 shares of the Company’s common stock vesting over four years, with 25% of the shares vesting on the first anniversary of his employment start date and the remainder vesting in equal monthly installments, subject in each case to his continued service; and (iv) a sign-on bonus of $297,763, subject to repayment provisions should he leave the Company within a certain time period.

Under the Sutherland Employment Agreement, Dr. Sutherland is entitled, subject to his execution and nonrevocation of a release of claims in the Company’s favor, in the event of the termination of his employment by the Company without cause or by him for good reason, each as defined in the Sutherland Employment Agreement, to (i) continue receiving his then-current annual base salary for a period of nine months following the date his employment is terminated; (ii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of nine months following the date that his employment is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer; (iii) acceleration of the vesting of all unvested stock options and other equity awards such that 25% of the unvested shares then held by him shall become fully vested and exercisable on the date his employment is terminated; and (iv) receive a prorated target annual bonus amount based on the number of full weeks worked in the year in which his employment is terminated.

In the event that Dr. Sutherland’s employment is terminated by the Company without cause or by Dr. Sutherland with good reason, each as defined in the Sutherland Employment Agreement, within 12 months following a change of control, Dr. Sutherland will be entitled under the Sutherland Employment Agreement to (i) continue receiving his then-current annual base salary for a period of

12 months following the date his employment is terminated, (ii) receive payment of his target annual bonus for the year in which termination of employment occurred; (iii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of 12 months following the date his employment is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer; and (iv) the automatic vesting of 100% of any unvested stock options and other equity awards then held by him on the date his employment is terminated.

Dr. Sutherland is the brother-in-law of Robert Plenge, M.D., Ph.D., one of the members of the Board. In connection with Dr. Sutherland’s appointment, Dr. Plenge has resigned from the Board’s Compensation Committee but will remain on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSLATE BIO, INC.

Date: March 23, 2021	By:	/s/ Paul Burgess
Paul Burgess
Chief Operating Officer, Chief Legal Officer and Secretary